Exhibit 5


                               September 29, 1998


Level 8 Systems, Inc.
1250 Broadway, Suite 35th Floor
New York, New York  10001


Dear Sirs:

         We are acting as counsel to Level 8 Systems, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 relating to 1,381,585 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares are to be issued by the Company upon the exercise of certain stock options (the "Options") granted and to be granted to certain employees, consultants and non-employee directors of the Company pursuant to the Company's 1997 Stock Option Plan, as Amended and Restated (the "Plan").

         We have examined such agreements and other documents, certificates of public officials and representatives of the Company, and have made such investigation of law as we consider appropriate in order to give this opinion.

         On that basis, we are of the opinion that the Shares, to the extent they are newly issued, are duly authorized and, upon exercise of the Options in accordance with the Plan against payment of the exercise price therefor (as applicable), will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                Very truly yours,


                                /s/  PROSKAUER ROSE LLP